Exhibit 10.1

FORM OF

ARCTIC CAT INC.

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (“Agreement”) made as of the        day of                         , 20    , between Arctic Cat Inc., a Minnesota corporation (the “Company”), and                               , an employee of the Company or one or more of its subsidiaries (“Employee”).

WHEREAS, the Company desires, by granting Employee certain restricted common stock of the Company, as hereinafter provided, to carry out the purpose of the 2007 Omnibus Stock and Incentive Plan (the “2007 Stock Plan”) of the Company approved by its shareholders.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.             Award.

(a)           Shares.  Pursuant to the 2007 Omnibus Stock and Incentive Plan (the “2007 Stock Plan”),                      shares (the “Restricted Shares”) of the Company’s common stock, par value $.01 per share (“Stock”), shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.

(b)           Issuance of Restricted Shares.  The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c)           2007 Stock Plan.  This award of Restricted Shares is subject to all of the terms and conditions set forth in the 2007 Stock Plan, including future amendments thereto, if any.  A copy of the 2007 Stock Plan is on file with the Chief Financial Officer of the Company, and Employee, by acceptance hereof, agrees to and accepts this award of Restricted Shares subject to the terms of the 2007 Stock Plan.

2.             Restricted Shares.  Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)           Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason other than (i) Retirement, as such term is defined in the 2007 Stock Plan, (ii) death or (iii) Disability, as such term is defined in the 2007 Stock Plan, or except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2,

Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)           Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse as to                      percent (      %) of the Restricted Shares on [each of] the          anniversary[y][ies] of the date of this Agreement provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date.  Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Change in Control (as such term is defined in the 2007 Stock Plan), or (ii) the date Employee’s employment with the Company is terminated by reason of death, Disability (as such term is defined in the 2007 Stock Plan) or  Retirement (as such term is defined in the 2007 Stock Plan).  In the event Employee’s employment is terminated for any other reason, the Committee which administers the 2007 Stock Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the date of such approval or Employee’s termination date, if later.

(c)           Certificates.  A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, or at the option of the Company, in the name of a nominee of the Company.  The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the 2007 Stock Plan and this award.  Upon request of the Committee or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without a legend in the name of Employee for the shares upon which Forfeiture Restrictions lapsed.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

(d)           Rights of Restricted Shares.  Subject to the provisions of this Agreement, the Employee shall have all the rights of a stockholder of the Company with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive all cash dividends or other distributions paid or made with respect to the Stock.  If there is (i) any stock dividend, stock split or other change in the Restricted Shares, or

(ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, Employee shall receive any and all new, substituted or additional shares to which he or she is entitled by reason of Employee’s ownership of the Restricted Shares, and such shares shall be included thereafter as “Restricted Shares” for purposes of this Agreement.

3.             Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

4.             Status of Stock.  Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.             Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

6.             Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the 2007 Stock Plan or resolutions adopted in furtherance of the 2007 Stock Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

7.             Company Authority.  The existence of the Restricted Shares herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company or its rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.             Disputes.  As a condition of the granting of the Restricted Shares herein granted, Employee agrees, for Employee and Employee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board of Directors of the Company, in its sole discretion, and that any interpretation of the Board of the terms of this Agreement shall be final, binding and conclusive.

9.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

ARCTIC CAT INC.

By:
Chairman of the Board and
Chief Executive Officer

Employee

Please Check Appropriate Item (One of the boxes must be checked):

☐   I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

☐*          I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me.

*              I acknowledge that the Company has suggested that before this block is checked that I check with a tax consultant of my choice.

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for stock registry)	(if applicable)

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United States Citizen: Yes ☐ No ☐

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